TIMET Announces New Long Term Supply Agreement and Sale of Joint Venture Interest

Dallas, Texas, January 2, 2007 -- Titanium Metals Corporation (“TIMET”) (NYSE: TIE) today announced that it has completed the sale of its 43.7% interest in Valtimet SAS, a manufacturing joint venture between Timet, ValTubes SAS, Sumitomo Metals Industry and Sumitomo Corp formed in 1997 for the manufacture of welded stainless steel and titanium tubing. TIMET had contributed its wholly owned titanium tubing facility to the Valtimet joint venture in 1997. ValTubes, SAS acquired TIMET’s interest in Valtimet SAS for $75 million cash and TIMET will report a pre tax gain on the sale of its interest in Valtimet of approximately $39 million in its fourth quarter results. TIMET and Valtimet also entered into a new long-term agreement pursuant to which TIMET will supply up to 2,500 metric tons of titanium strip annually to Valtimet for use in the manufacture of welded titanium tubing.

Steven L. Watson, TIMET’s Vice Chairman and Chief Executive Officer, said, “This sale transaction allows us to monetize our minority non-controlling joint venture interest position in Valtimet at an attractive value and redeploy the proceeds into expansion of our productive capacity or other growth opportunities in our core and emerging business segments that we believe will provide the opportunity for an increased return on investment. The new supply agreement provides us the opportunity to continue to participate in the welded tubing market segment on attractive terms. After application of the proceeds of the sale to pay down our bank borrowings, we will have no net debt. We have a strong balance sheet and significant sources of capital and liquidity to allow us to capitalize on capacity expansion projects across all stages of our production process and invest in other growth opportunities as we continue to respond to the long-term positive outlook across major current and emerging markets.”

The statements in this release relating to matters that are not historical facts are forward-looking statements that represent management’s beliefs and assumptions based on currently available information and involve risks and uncertainties, including but not limited to, the cyclicality of the commercial aerospace industry, future global economic conditions, global productive capacity, competitive products and other risks and uncertainties included in TIMET’s filings with the Securities and Exchange Commission.

TIMET, headquartered in Dallas, Texas, is a leading worldwide producer of titanium metal products. Information on TIMET is available on its website at www.timet.com.